Exhibit 99.1

August 27, 2020

Qurate Retail Announces Expected Ex-Dividend Date for Special Dividend and When-Issued Trading Dates for New Preferred Stock

ENGLEWOOD, Colo.-- Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB) today announced the when-issued trading dates and ex-dividend date expected to be established by Nasdaq with respect to Qurate Retail’s upcoming special dividend of cash and its newly-created 8.0% Series A Cumulative Redeemable Preferred Stock (the “Preferred Shares”), subject to satisfaction of the conditions to the distribution of the Preferred Shares. As a result of "due bill" trading procedures, those persons acquiring shares of Qurate Retail common stock in the market and continuing to hold such shares through the distribution date of the Preferred Shares will be entitled to receive the special dividend of cash and Preferred Shares. The Preferred Shares are expected to trade on a when-issued basis on the Nasdaq Global Select Market under the symbol “QRTEV” and to trade in the regular way on the Nasdaq Global Select Market under the symbol “QRTEP.”

Key Dates:

●	August 31, 2020, 5:00 p.m. New York City time: record date; investors who own Qurate Retail common stock as of this date will receive the special dividend of cash and Preferred Shares on the distribution date unless they sell their shares of common stock prior to such date.

●	September 1, 2020: “When-issued” market for the Preferred Shares expected to begin; investors are able to trade in the Preferred Shares with trades settling on September 17, 2020.

●	September 14, 2020: Last day of “when-issued” market for the Preferred Shares; distribution date.

●	September 15, 2020: Expected Ex-dividend date; regular-way trading begins

●	September 17, 2020: When-issued trades of Preferred Shares settled

Holders of the Preferred Shares will be entitled to receive, when, as and if declared by the board of directors of Qurate Retail, quarterly cash dividends at a rate of 8.0% per annum of the liquidation price (as described below) on a cumulative basis, during the term. The liquidation price is equal to the sum of (i) $100, plus (ii) all accrued and unpaid dividends (whether or not declared) that have been added to the liquidation price.

The allocation of basis between the Preferred Shares and Qurate Retail common stock will be posted on Qurate Retail’s website at http://www.qurateretail.com/stock-cost-basis.html following the distribution of the Preferred Shares.

For additional detail regarding the special dividend, please see our press release issued on August 21, 2020 and our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on August 26, 2020.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the special dividend, including the expected ex-dividend date, when-issued trading and the listing of the Preferred Shares on the Nasdaq Global Select Market. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, satisfaction of the conditions to the distribution of the Preferred Shares, changes in law and government regulations, the availability of investment opportunities, and general market conditions (including as a result of COVID-19). These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

About Qurate Retail, Inc.

Qurate Retail, Inc. operates and owns interests in a broad range of digital commerce businesses. Qurate Retail, Inc.’s businesses and assets consist of QVC (and its subsidiaries, including HSN), Zulily and the Cornerstone Brands (collectively, the Qurate Retail Group) as well as various green energy and other investments.

Contacts

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420

Qurate Retail, Inc.
NASDAQ:QRTEA/QRTEB